Exhibit 10.16

SEVERANCE AGREEMENT

THIS SEVERANCE AGREEMENT (“Agreement”) is made and entered into effective this 1st day of April, 2007, by and between Heritage Bank, (the “Bank”) and Gregory Patjens (“Executive”). The Bank is the wholly-owned subsidiary of Heritage Financial Corporation (the “Company”).

RECITALS

1. The Bank currently receives the exclusive services of Executive as its employee, and both the Bank and Executive desire that this employment relationship continue.

2. In order to encourage Executive to continue his/her employment relationship with the Bank, thereby allowing the Bank to maximize the benefits obtainable by its shareholder and the shareholders of the Company from any such change, the Bank desires to provide a severance benefit to Executive. This Agreement supercedes any severance agreement which may currently exist.

In consideration of the mutual promises, covenants, agreements and undertakings contained in this Agreement, the parties hereby contract and agree as follows:

AGREEMENT

1. Term. The term of this Agreement (“Term”) shall commence as of the date first above written and shall end on March 31, 2010, unless extended in writing by the parties.

2. Severance Payment.

2.1 Determination of Payment. In the case of a Termination Event, as defined in Section 4, the Bank shall pay to Executive a severance payment (“Severance Payment”) in an amount equal to the amount equal to two times the amount of Executive’s then-current annual base salary in addition to all salary and benefits earned through the effective date of Executive’s termination, and vesting of all stock options and lapse of all restrictions with respect to restricted stock awards shall occur. The severance benefit, vesting and lapse of all restrictions described in the preceding sentence shall be paid and shall occur, respectively, (i) in the case of a Termination Event described in paragraph 4.1, upon the effective date of termination, and (ii) in the case of a Termination Event described in paragraph 4.2, upon the effective date of the Change in Control.

Notwithstanding any other provision herein, if the payment under this Section, either alone or together with other payments for benefits which the Executive has the right to receive from the Bank, would constitute a

“parachute payment” as defined in Section 280G of the Internal Revenue Code of 1986, as amended (“Code”), such Severance Payment shall be reduced to the largest amount as will result in no portion of the Severance Payment under this Section 2.1 being subject to the excise tax imposed by Section 4999 of the Code. The determination of any reduction in the Severance Payment under this Section, pursuant to the foregoing provision, shall be made by the Bank in good faith, and such determination shall be conclusive and binding on the Executive.

Also not withstanding any other provision herein, if the Executive is deemed to be a “Specified Employee” as defined herein, then payment of his or her benefits under Section 4.1 that is payable because Executive’s employment terminates as set forth in Section 4.1, shall be delayed until six months and one day after the date the benefit under Section 4.1 is payable, unless Executive dies between such date and the payment date at which time all such benefits shall then commence. Benefits otherwise payable during the six months and one day payment delay shall be paid in one lump sum without interest on or shortly after the expiration of the six month and one day period.

3. Other Compensation and Terms of Employment. Except with respect to the Severance Payment, this Agreement shall have no effect on the determination of any compensation payable by the Bank to the Executive, or upon any of the other terms of Executive’s employment with the Bank.

4. Termination Events. A Termination Event shall be deemed to occur upon, and only upon, one or more of the following:

4.1 Termination of Executive’s employment by the Bank without Cause (as defined below) or by Executive for Good Reason (as defined below) within 365 days following the effective date of a Change in Control (as defined below); or

4.2 Termination of Executive’s employment by the Bank without Cause prior to a Change in Control if such termination occurs at any time from and after sixty days prior to the public announcement by the Bank or any other party of a transaction which will result in a Change in Control; provided that the effective date of the Change in Control occurs within eighteen (18) months of Executive’s termination.

5. Definitions.

5.1 Cause. “Cause” shall mean only (i) willful misfeasance, failure to follow direction by a senior officer or gross negligence in the performance of Executive’s duties, (ii) conduct demonstrably and significantly harmful to the Bank (which would include willful violation of any final cease and desist order applicable to the Bank), or (iii) conviction of a felony.

5.2 Change in Control. For purposes of this Agreement, “Change in Control” shall mean a change in the ownership of the Company or Heritage Bank, a change in the effective control of the Company or Heritage Bank or a change in the ownership of a substantial portion of the assets of the Company or Heritage Bank, in each case as provided under Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

5.3 Good Reason. “Good Reason” shall mean (i) any reduction of Executive’s salary, (ii) any reduction or elimination of any other compensation or benefit plan, which reduction or elimination is not of general application to substantially all employees of the Bank or such employees of any successor entity or of any entity in control of the Bank, (iii) any changes in Executive’s authority or duties substantially inconsistent with Executive’s position, or (iv) a relocation or transfer of Executive’s current business office that would require Executive to commute on a regular basis more than 60 miles each way from his current business office at the Bank on the date of this Agreement, unless Executive consents to the relocation or transfer.

5.4 Specified Employee. “Specified Employee” is a key employee (as defined in IRC Section 416(i) without regard to paragraph (5) thereof) of a corporation, any stock in which is publicly traded on an established securities market or otherwise, and as is further defined in Proposed Regulations 1.409A-1(i)(1) or any other regulation finally adopted with respect to IRC Section 416(i).

6. Noncompetition.

6.1 Participation in a Competing Business. In consideration for the Severance Payment provided for in this Agreement, Employee will not become involved for a period of twenty four (24) months following the date of the payment of the Severance Payment (the “Noncompete Period”) with a Competing Business or serve, directly or indirectly, a Competing Business in any manner, including, without limitation, as a shareholder, member, partner, director, officer, manager, investor, organizer, founder, employee, consultant or agent. However, Employee may acquire and own an interest not to exceed two percent (2%) of the total equity interest in any publicly held entity whose securities are listed on a national exchange, whether or not such entity is a Competing Business.

6.2 No Solicitation. In consideration for the Severance Payment provided for in this Agreement, Employee will not, for a period of twenty four (24) months following the date of the payment of the Severance Payment (the “Noncompete Period”), solicit or attempt to solicit, directly or indirectly, either (i) any employees of the Bank or its Affiliates to leave their employment, or (ii) any customers of the Bank or its Affiliates to remove their business from the Bank or its Affiliates, or (iii) any individual included in (i) or (ii) of this Section 6.2 to participate in any manner in a Competing Business. Solicitation prohibited under this section includes solicitation by any means, including, without limitation, meetings, letters or other mailings, elections, communications of any kind, and internet communications.

6.3 Permissible Employment with a Competing Business. Nothing in this Agreement prevents Employee from accepting employment prior to the end of the Noncompete Period from a Competing Business located outside any county from which the Bank maintains a main or branch office, as long as Employee will not either (i) act as an employee or other representative or agent of the Competing Business within any county from which the Bank maintains a main or branch office or (ii) have any responsibilities for the Competing Business’ operations within any county from which the Bank maintains a main or branch office.

Nothing in this Section 6.3 should be construed to limit or reduce the solicitation restrictions outlined in Section 6.2, above, even if Employee accepts employment with a Competing Business prior to the end of the Noncompete Period.

6.4 Competing Business. “Competing Business” means any financial institution or trust company that competes with, or will compete, in any county in which the Bank or its Affiliates maintain a banking office. The Term “Competing Business” includes, without limitation, any start-up or other financial institution or trust company in formation.

6.5 Affiliates. “Affiliates” of the Bank means any subsidiary of the Bank, the Company, any subsidiary of the Company, or any entity controlled by any of the foregoing entities.

7. Miscellaneous.

7.1 This Agreement contains the entire agreement between the parties with respect to the subject matter, and is subject to modification or amendment only upon amendment in writing signed by both parties.

7.2 This Agreement shall bind and inure to the benefit of the heirs, legal representatives, successors, and assigns of the parties.

7.3 If any provision of this Agreement is invalid or otherwise unenforceable, all other provisions shall remain unaffected and shall be enforceable to the fullest extent permitted by law.

7.4 Notwithstanding any other provision in this Agreement, Bank shall make no payment of any severance benefit provided for herein to the extent that such payment would be prohibited by the provisions of Part 359 of the regulations of the Federal Deposit Insurance Corporation as the same may be amended from time to time, and if such payment is so prohibited, Bank shall use its best efforts to secure the consent of the FDIC or other applicable banking agencies to make such payments in the highest amount permissible, up to the amount provided for in this Agreement.

7.5 This Agreement is made with reference to and is intended to be construed in accordance with the laws of the State of Washington. Venue for any action arising out of or concerning this Agreement shall lie in Thurston County, Washington. In the event of a dispute under this Agreement, the dispute shall be arbitrated pursuant to the Superior Court Mandatory Arbitration Rules (“MAR”) adopted by the Washington State Supreme Court, irrespective of the amount in controversy. This Agreement shall be deemed as stipulation to that effect pursuant to MAR 1.2 and 8.1. The arbitrator, in his or her discretion, may award attorney’s fees to the prevailing party or parties.

7.6 Any notice required to be given under this Agreement to either party shall be given by personal service or by depositing a copy thereof in the United States registered or certified mail, postage prepaid, addressed to the following address, or such other address as addressee shall designate in writing:

Bank:	Heritage Bank
C/O Heritage Financial Corporation
P. O. Box 1578
Olympia, WA 98507
Attn: Brian Vance

Executive:	Gregory D. Patjens

7.7 Notwithstanding any other provision of this Agreement, it is intended that any payment or benefit which is provided pursuant to or in connection with this Agreement shall be provided and paid in a manner, and at such time and in such form, as complies with the applicable requirements of Section 409A of the Code to avoid the unfavorable tax consequences provided therein for non-compliance. Any provision in this Agreement that is determined to violate the requirements of Section 409A shall be void and without effect. To the extent permitted under Section 409A, the parties shall reform the provision, provided such reformation shall not subject the Executive to additional tax or interest and Executive shall not be required to incur any additional compensation as a result of the reformation. In addition, any provision that is required to appear in this Agreement that is not expressly set forth shall be deemed to be set forth herein, and this Agreement shall be administered in all respects as if such provision were expressly set forth. References in this Agreement to Section 409A of the Internal Revenue Code include rules, regulations, and guidance of general application issued by the Department of the Treasury under Internal Revenue Code Section 409A.

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date first above written.

HERITAGE BANK		EXECUTIVE

By:	/s/ Brian L. Vance	/s/Gregory D. Patjens
Its:	President / CEO